CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Samantha Cohen
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

~ Company Updates Guidance for Fiscal Year 2007 to Include Acquisition of Bailey Banks & Biddle ~

New York, NY, November 27, 2007 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the third quarter and first nine months of fiscal 2007.

The following results for the third quarter and nine months in the current and prior year periods exclude from continuing operations the results from discontinued Macy’s, Belk’s and Parisian stores, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Third Quarter Results

Sales for the third quarter ended November 3, 2007 increased 4.1% to $141.9 million compared to $136.4 million in the third quarter of fiscal 2006. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $23.6 million in the quarter, as compared to $19.0 million in the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the third quarter increased 1.6%.

For the thirteen weeks ended November 3, 2007, the Company reported a loss from continuing operations and a net loss on a consolidated basis of $7.5 million, or $0.82 per share, compared to a loss from continuing operations of $8.4 million, or $0.93 per share, in the third quarter of fiscal 2006. Results from operations before depreciation and amortization expenses (EBITDA) for the third quarter totaled a loss of $5.2 million, compared to a loss of $4.3 million in the prior year period. See Reconciliation of EBITDA in the attached tables.

Under APB No. 28, “Interim Financial Reporting”, the effective tax rate is adjusted each quarter to reflect the estimated annual effective tax rate and certain limitations apply to the recognition of interim period tax benefits. At the end of the third quarter, with the inclusion of Bailey Banks & Biddle in the fiscal 2007 projections, the effective tax rate for the first nine months was 38.5%. Since the prior quarters had utilized a 29.6% effective tax rate, the resulting rate for the third quarter of 2007 was 51.6% compared to 39.5% for the third quarter of 2006. Had third quarter 2006 been subject to the third quarter 2007 tax rate, the resulting net loss from continuing operations for the third quarter of 2006 would have been $6.7 million, or $0.75 per share.

Income from discontinued operations for the thirteen weeks ended October 28, 2006 totaled $0.5 million, or $0.05 per share and net loss on a consolidated basis including discontinued operations totaled $7.9 million, or $0.88 per share. There were no discontinued operations in the third quarter of the current year.

Nine Month Results

Sales for the nine months ended November 3, 2007 increased 5.3% to $452.8 million compared to $430.0 million in the first nine months of 2006, on a continuing operations basis. Specialty jewelry stores contributed sales of $77.9 million for the nine month period, as compared to $56.5 million in 2006. Comparable store sales for the nine months increased 2.1% on a continuing operations basis. For the nine months including discontinued stores, comparable store sales increased 2.8%.

For the thirty-nine weeks ended November 3, 2007, the Company reported a loss from continuing operations of $23.7 million, or $2.61 per share, compared to a loss of $20.3 million, or $2.25 per share, for the thirty-nine weeks ended October 28, 2006. EBITDA for the nine months totaled a loss of $8.5 million, compared to a loss of $5.8 million in the prior year period.

Income from discontinued operations for the thirty-nine weeks ended November 3, 2007 totaled $0.2 million, or $0.03 per share, compared to income of $8.5 million, or $0.94 per share, in the prior year period. For the thirty-nine weeks ended November 3, 2007, the Company reported a net loss on a consolidated basis including discontinued operations of $23.5 million, or $2.58 per share, compared to a loss of $11.8 million, or $1.31 per share, in the prior year period.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Although our same store sales performance in the third quarter was lower than we originally anticipated, we believe we are well positioned for the all-important holiday season.  Our team is focused on achieving a successful fourth quarter in our core business. We are encouraged by the ongoing growth of our specialty jewelry stores and by our continued comparable store sales growth, especially given the challenging retail environment. We are pleased with the closing on November 9 of our acquisition of Bailey Banks & Biddle, which we anticipate will be accretive to earnings in the fourth quarter, and look forward to the integration of their operations into Finlay. The acquisition significantly expands our presence in the luxury jewelry market which remains one of the most attractive segments of the jewelry industry.”

Company Outlook

The Company has updated its guidance for fiscal 2007 to take into consideration the Bailey Banks & Biddle acquisition, softer than expected results in the third quarter and a more conservative outlook for the fourth quarter due to the current retail environment.

The Company anticipates net income per diluted share on a continuing operations basis for the fourth quarter between $2.15 and $2.30, based on a comparable store sales increase in the range of 1.5% to 2.5%. Total sales are projected to be in the range of $405 million to $420 million for the fourth quarter. Specialty jewelry store sales are projected to total approximately $150 million, including sales from the Bailey Banks & Biddle stores, which are projected to contribute in the range of $90 million to $100 million.

For fiscal 2007, the Company projects a net loss per share on a continuing operations basis in the range of $0.20 to $0.35, EBITDA in the range of $42 million to $44 million, and total sales in the range of $860 million to $875 million, excluding the discontinued Parisian store group. These estimates include an earnings per share contribution from the Bailey Banks & Biddle division in the range of $0.50 to $0.60 based on a normalized 40% tax rate, and EBITDA ranging from $12.5 million to $13.5 million. In addition, the estimates include a $1.2 million charge for the write off of deferred financing costs associated with the Company’s refinancing of its revolving credit facility.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, November 27, 2007, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the third quarter of fiscal 2007 totaled 729, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 3, 2007		October 28, 2006		November 3, 2007		October 28, 2006
Sales	$141,918	100.0%	$136,377	100.0%	$452,793	100.0%	$430,036	100.0%
Cost of sales	77,946	54.9	73,145	53.6	244,079	53.9	225,961	52.6
Gross margin	63,972	45.1	63,232	46.4	208,714	46.1	204,075	47.4
Selling, general and administrative expenses	69,133	48.7	67,491	49.5	217,186	48.0	209,857	48.8
Depreciation and amortization	3,611	2.6	3,630	2.7	10,858	2.4	10,877	2.5
Loss from operations	(8,772)	(6.2)	(7,889)	(5.8)	(19,330)	(4.3)	(16,659)	(3.9)
Interest expense, net	6,763	4.7	6,025	4.4	19,253	4.2	16,846	3.9
Loss from continuing operations before income taxes	(15,535)	(10.9)	(13,914)	(10.2)	(38,583)	(8.5)	(33,505)	(7.8)
Benefit for income taxes	(8,014)	(5.6)	(5,497)	(4.0)	(14,854)	(3.3)	(13,240)	(3.1)
Loss from continuing operations	(7,521)	(5.3)	(8,417)	(6.2)	(23,729)	(5.2)	(20,265)	(4.7)
Discontinued operations, net of tax	-	-	511	0.4	236	-	8,498	2.0
Net loss	$(7,521)	(5.3)%	$(7,906)	(5.8)%	$(23,493)	(5.2)%	$(11,767)	(2.7)%

Loss from continuing operations per share applicable
to common shares:
- Basic net loss per share	$(0.82)		$(0.93)		$(2.61)		$(2.25)
- Diluted net loss per share	$(0.82)		$(0.93)		$(2.61)		$(2.25)

Discontinued operations:
- Basic net income per share	$-		$0.05		$0.03		$0.94
- Diluted net income per share	$-		$0.05		$0.03		$0.94

Net loss per share applicable to common shares:
- Basic net loss per share	$(0.82)		$(0.88)		$(2.58)		$(1.31)
- Diluted net loss per share	$(0.82)		$(0.88)		$(2.58)		$(1.31)

Weighted average share and share equivalents
outstanding:
- Basic	9,120,000		9,027,462		9,088,943		9,009,508
- Diluted	9,120,000		9,027,462		9,088,943		9,009,508

Other information: EBITDA (1)	$(5,161)		$(4,259)		$(8,472)		$(5,782)

Reconciliation of EBITDA:
Loss from operations	$(8,772)		$(7,889)		$(19,330)		$(16,659)
Add: Depreciation and amortization	3,611		3,630		10,858		10,877
EBITDA	$(5,161)		$(4,259)		$(8,472)		$(5,782)
_______________
(1)
EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	November 3, 2007	October 28, 2006
Assets

Cash	$2,905	$2,709
Accounts receivable	25,422	31,029
Inventory (1)	458,263	363,769
Other current assets (1)	6,967	55,563
Total current assets	493,557	453,070

Fixed assets, net	53,950	54,907
Other assets	14,569	11,665
Total assets	$562,076	$519,642

Liabilities and Stockholders’ Equity

Short-term borrowings (1)	$124,572	$67,838
Accounts payable	72,807	70,770
Other current liabilities	55,844	65,550
Total current liabilities	253,223	204,158
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	8,899	9,485
Total liabilities	462,122	413,643
Total stockholders’ equity	99,954	105,999
Total liabilities and stockholders’ equity	$562,076	$519,642
_____________________
(1)
The termination of the Company’s gold lease program in the fourth quarter of fiscal 2006 is reflected on the balance sheet above as of November 3, 2007. The net impact of the transaction was to increase asset inventory by approximately $95 million, reduce other current assets by $45 million and increase short - term borrowings by $50 million.

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